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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

   Erdos                             Barry
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   (Last)                            (First)              (Middle)

                   c/o AnnTaylor Stores Corporation
                   142 West 57th Street
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                                    (Street)

   New York                          NY                     10019
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

          AnnTaylor Stores Corporation (ANN)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

        Fiscal Year Ended February 3, 2001

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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          Sr. Executive VP & Chief Operating
          Officer

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                     12,922
                                                                                                 See Note 1
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Common Stock (restricted shares)                                                                 20,000
                                                                                                 See Note 2
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Note 1:  Includes Shares acquired under the Company's Associate Discount Stock Purchase Plan.
Note 2:  Become exercisable one-third per year, on anniversary of grant.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                                                                          (Over)
(Form 5-07/98)
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FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                         9.          10.
                                                                                                         Number      Owner-
                                                                                                         of          ship
                2.                                                                                       Deriv-      of
                Conver-                    5.                              7.                            ative       Deriv-   11.
                sion                       Number of                       Title and Amount              Secur-      ative    Nature
                or                         Derivative    6.                of Underlying        8.       ities       Secur-   of
                Exer-                      Securities    Date              Securities           Price    Bene-       ity:     In-
                cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)     of       ficially    Direct   direct
                Price    Trans-   4.       or Disposed   Expiration Date   -------------------  Deriv-   Owned       (D) or   Bene-
1.              of       action   Trans-   of (D)        (Month/Day/Year)               Amount  ative    at End      In-      ficial
Title of        Deriv-   Date     action   (Instr. 3,    -------------------            or      Secur-   of          direct   Owner-
Derivative      ative    (Month/  Code     4 and 5)      Date        Expira-            Number  ity      Year        (I)      ship
Security        Secur-   Day/     (Instr.  ------------  Exer-       tion               of      (Instr.  (Instr.     (Instr.  (Instr
(Instr. 3)      ity      Year)    8)        (A)   (D)    cisable     Date     Title     Shares  5)       4)          4)       4)
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Employee                                                  3/10/10             Common                     43,000
 Stock Options $23.9375  3/10/00  A         18,000  --    See                 Stock     18,000  $23.9375 See Note 4  D
                                                          Note 3

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Explanation of Responses:

Note 3:  Become exercisable 25% per year, on anniversary of grant.
Note 4:  Includes other stock options having different terms, previously reported.

     /s/ Barry Erdos                                           3/14/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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